UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2023
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act           □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 5.02 Departure of Directors or Certain Officers

Item 9.01 Financial Statements and Exhibits

______________________________________________________________________________________________________

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter 2022 results was made February 23, 2023 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 5.02 Departure of Directors or Certain Officers

Joel Hatlen announced his planned retirement, which is expected to take place in the second half of 2023.  This is included in the copy of the release that is being furnished as Exhibit 99.0 in this current report.

On February 22, 2023, the Board of Directors canceled the old Director Fee Plan and unreserved the previously reserved remaining shares of 130,763.

______________________________________________________________________________________________________

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Fourth Quarter 2022 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

February 23, 2023	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

Exhibit 99.0

Data I/O Reports Fourth Quarter 2022 Results

Momentum Continues as Bookings and Net Income Increase in

Fourth Quarter; Full Year Bookings Reach 4 Year High

Redmond, WA – February 23, 2023 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the fourth quarter ended December 31, 2022.

Fourth Quarter 2022 Highlights

•       Net sales of $7.3 million; bookings of $6.8 million

•        Quarter-end backlog of $4.8 million

•       Gross margin as a percentage of sales of 55.5%

•       Net income of $510,000 or $0.06 per diluted share

•       Adjusted EBITDA* of $831,000

•       Cash & Equivalents of $11.5 million; no debt

•       Very strong APEX industry trade show (January 2023 in San Diego, CA) with Data I/O booth visitation up by more than 125% over 2021

•       Lumen®X Programmers with new VerifyBoostTM technology deliver 64% increase in programming performance

•       5 new customer wins

Full Year 2022 Highlights

•       Net sales of $24.2 million; bookings of $26.4 million which are a 4 year high

•       Gross margin as a percentage of sales of 54.5%

•       Net loss of ($1,120,000) or ($0.13) per share

•       Adjusted EBITDA of $1.3 million

•       Automotive Electronics represented 61% of bookings for 2022

•       SentriX® bookings and revenue increased over 100% for second consecutive year

•       Deployment of over 440 PSV systems worldwide

•       21 new customer wins

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the fiscal year ended December 31, 2022, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “Our performance in the second half of the year rebounded sharply from challenging global business conditions in the first half, as we continued strong sales and operational momentum from the third quarter.

“Revenue increased 14% in the fourth quarter, year over year.  For the fifth consecutive quarter, we achieved bookings in excess of $6.0 million, with fourth quarter 2022 bookings of $6.8 million reaching the highest level for the fourth quarter since 2019.  Backlog at the end of 2022 was $4.8 million.  Demand is being driven by the continuing recovery in the automotive electronics market, strength in the industrial sector, and recovery in Europe.

“Automotive and industrial automation continue to represent the largest, fastest growing and most attractive market segments for our programming technologies.  We have extended our leadership position in automotive electronics, with this market accounting for over 60% of bookings for the year.  We had over 20 new customer wins in automotive and industrial during 2022, and our worldwide installed base of PSV systems increased by 58 machines in 2022 to over 440 from 390 at the end of 2021.

“New product launches included VerifyBoostTM technology to support the automotive memory market with significantly improved UFS programming times by accelerating the verify portion of the programming cycle over 4.5x.  We demonstrated connected factory enablement with ConneX Software, significantly improving factory integration with programming.  And as we believe the world is entering into a golden age for security technology, we are pleased to report that our total SentriX® bookings and revenue increased by over 100% for the second consecutive year.  In the fourth quarter we set a record for units programmed with SentriX as customers went into volume production.  We continue to add products and capabilities to the platform and are pleased to have announced our new partnership in Japan earlier this week.

“Amid an economic backdrop where we expect a moderate recession and soft landing, we have positioned the Company for revenue growth, increased net income and cash flow generation in 2023.  We maintain a positive outlook with a high level of backlog and deferred revenue, combined with a strong sales funnel and a weaker US dollar.  Our end markets of automotive and industrial electronics continue their long-term growth in semiconductor consumption, with fewer supply chain issues.  There is a surge of investment in and availability of electric vehicles (EVs) which are estimated to require 2-3x the amount of electronics content per vehicle as compared with internal combustion engine models.  Finally, our demand profile may benefit from the potential impact of governmental reforms such as the Creating Helpful Incentives to Produce Semiconductors and Science Act of 2022 (CHIPS Act) and the Inflation Reduction Act of 2022.  We are very encouraged with Data I/O’s outlook for 2023 and beyond.”

Financial Results

Net sales in the fourth quarter of 2022 were $7.3 million, up 14% as compared with $6.4 million in the fourth quarter of 2021.  The increase from the prior year period primarily reflects a more normalized operating environment in the Americas and Asia which resulted in higher overall demand for equipment and higher adapter usage on business spread over a growing installed base of systems throughout the world.  Fourth quarter revenues also reflect the shipment of a majority of backlog and systems in deferred revenue as of September 30, 2022.  The higher revenues were partially offset by the impact of a strong US dollar.

For all of 2022, net sales were $24.2 million, down 6% from $25.8 million in 2021, reflecting lockdowns/port closures in China and global supply chain shortages negatively impacting financial results through the first half of the year and strength of the US dollar as compared with foreign currencies which reduced revenues in 2022 by an estimated $1 million. Total recurring and consumable revenues represented $2.7 million or 38% of total revenues in the fourth quarter 2022, as compared with $2.9 million or 46% in the fourth quarter 2021.  Total recurring and consumable revenues represented 43% of the total in 2022, an increase from 42% in 2021.

Fourth quarter 2022 bookings were $6.8 million, up from $6.2 million in the fourth quarter 2021.  Bookings for all of 2022 were $26.5 million, up from $25.5 million in 2021.  Backlog at December 31, 2022 was approximately $4.8 million, down from approximately $4.9 million on September 30, 2022 and up from approximately $2.9 million at December 31, 2021.  Additionally, deferred revenue is approximately $1.8 million at December 31, 2022.

Gross margin as a percentage of sales was 55.5% in the fourth quarter of 2022, as compared to 54.4% in the same period of the prior year.  The difference in gross margin as a percentage of sales primarily reflects the impact of higher sales volume on relatively fixed costs, and product mix in the 2022 period, partially offset by inventory charges and currency strength of the US dollar. For all of 2022, gross margin was 54.5%, compared to 57.0% for the prior year.

Total operating expenses in the fourth quarter of 2022 of $3.4 million were down approximately $241,000 or 6.6% as compared to the 2021 period of $3.7 million.  R&D expenses were $1.5 million in the fourth quarter of 2022 compared to $1.6 million in the fourth quarter of the prior year.  Selling, general and administrative (“SG&A”) expenses were $1.9 million in the fourth quarter of 2022 compared to $2.0 million in the fourth quarter of the prior year. The lower operating expenses in the fourth quarter of 2022 was primarily a result of disciplined spending, lower incentive compensation and effects of the strong US dollar.  For the full year, total operating expenses were $14.0 million, down approximately $1.0 million or 6.9% as compared with the prior year.  R&D and SG&A expenses were $6.1 and $7.9 million, respectively, down from $6.6 and $8.4 million in 2021, respectively.

Net income in the fourth quarter of 2022 was $510,000, or $0.06 per diluted share, compared with a net loss of ($205,000), or ($0.02) per share, for the fourth quarter of 2021.  Included in net loss are foreign currency transaction losses of ($156,000) for the fourth quarter of 2022 and ($138,000) for the fourth quarter of 2021.  For the full year, a net loss of ($1,120,000), or ($0.13) per share, in 2022 compared to a net loss of ($555,000), or ($0.06) per share, in 2021.  For the year 2022, the impacts of the weaker US dollar, war in Ukraine, COVID shutdown in Shanghai, China and semiconductor supply chain shortages resulted in a decline in revenue and increased losses in the first half of 2022 compared to 2021.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was $831,000 in the fourth quarter of 2022, compared to Adjusted EBITDA of $117,000 in the fourth quarter of 2021.  For the full year, Adjusted EBITDA was $1,265,000 in 2022, compared to $1,451,000 in 2021.

Data I/O’s balance sheet remained strong with cash at the end of the fourth quarter of 2022 of $11.5 million, up from $11.0 million at September 30, 2022 and down from $14.2 million at December 31, 2021.  The increase in cash from September 30, 2022 primarily reflects operating profitability during the quarter.  As is customary in the first quarter of each year, the Company expects a net use of cash for the payment of annual public company costs and satisfaction of year-end compensation.  Data I/O had net working capital of $17.6 million at December 31, 2022, up from $16.5 million at September 30, 2022 and down from $18.5 million at the end of the 2021.  The Company continues to have no debt.

Financial Outlook for 2023

Based on improved visibility and ongoing strength in its primary end markets, the Company is providing its financial outlook for 2023.  Data I/O expects double-digit bookings growth in 2023, consistent with the long-term double-digit semiconductor growth rate in the automotive electronics industry. Gross margins are expected to be in the mid-to-high 50% range for the year.  Operating expenses for 2023 are expected to be consistent with 2022, except for variability in incentive compensation, sales commissions, and currency.

Data I/O also announced today that after over 30 years with the company its Chief Operating and Financial Officer, Joel Hatlen, intends to retire in the second half of 2023.  A succession plan is being implemented to ensure a smooth transition.

Conference Call Information

A conference call discussing financial results for the fourth quarter ended December 31, 2022 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-317-5788.  A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 3804255.  The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data programming solutions and security deployment platform to secure the global electronics supply chain and protect IoT device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  See: dataio.com/Company/Patents.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, semiconductor chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statement disclaimers also apply to the global COVID-19 pandemic, including the expected effects on the Company’s business from Shanghai’s COVID-19 lockdowns, the duration and scope, impact on the demand for the Company’s products, and the pace of recovery for the COVID-19 pandemic to subside, and the Russian invasion of Ukraine including any related international trade restrictions. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, shipping availability, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

Contacts:

Joel Hatlen
Chief Operating and Financial Officer
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Net Sales	$7,271	$6,357	$24,217	$25,835
Cost of goods sold	3,233	2,900	11,007	11,115
Gross margin	4,038	3,457	13,210	14,720
Operating expenses:
Research and development	1,478	1,626	6,083	6,635
Selling, general and administrative	1,933	2,026	7,876	8,358
Total operating expenses	3,411	3,652	13,959	14,993
Operating income (loss)	627	(195)	(749)	(273)
Non-operating income (loss):
Interest income	23	-	34	11
Gain on sale of assets	(1)	21	57	21
Foreign currency transaction gain (loss)	(156)	(138)	221	(202)
Total non-operating income (loss)	(134)	(117)	312	(170)
Income (loss) before income taxes	493	(312)	(437)	(443)
Income tax (expense) benefit	17	107	(683)	(112)
Net income (loss)	$510	($205)	($1,120)	($555)

Basic earnings (loss) per share	$0.06	($0.02)	($0.13)	($0.06)
Diluted earnings (loss) per share	$0.06	($0.02)	($0.13)	($0.06)
Weighted-average basic shares	8,816	8,621	8,741	8,545
Weighted-average diluted shares	8,942	8,621	8,741	8,545

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	December 31, 2022	December 31, 2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,510	$14,190
Trade accounts receivable, net of allowance for
doubtful accounts of $147 and $89, respectively	4,992	3,995
Inventories	6,751	6,351
Other current assets	645	737
TOTAL CURRENT ASSETS	23,898	25,273

Property, plant and equipment – net	1,072	946
Other assets	2,195	2,838
TOTAL ASSETS	$27,165	$29,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,366	$1,373
Accrued compensation	1,670	2,496
Deferred revenue	1,575	1,507
Other accrued liabilities	1,596	1,413
Income taxes payable	112	-
TOTAL CURRENT LIABILITIES	6,319	6,789

Operating lease liabilities	1,500	2,277
Long-term other payables	237	138

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,816,381 shares as of December 31,
2022 and 8,621,007 shares as of December 31, 2021	21,897	20,886
Accumulated earnings (deficit)	(3,131)	(2,011)
Accumulated other comprehensive income	343	978
TOTAL STOCKHOLDERS’ EQUITY	19,109	19,853
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,165	$29,057

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(in thousands)
Net Income (loss)	$510	($205)	($1,120)	($555)
Interest (income)	(23)	-	(34)	(11)
Taxes	(17)	(107)	683	112
Depreciation and amortization	120	150	560	667
EBITDA earnings (loss)	$590	($162)	$89	$213

Equity compensation	241	279	1,176	1,238

Adjusted EBITDA, excluding equity compensation	$831	$117	$1,265	$1,451